Exhibit 10.2
                                                                       October 30, 2007
Harman International Industries, Incorporated
1101 Pennsylvania Ave., N.W., Suite 1010
Washington, D.C. 20004
     Ladies and Gentlemen:
     The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between J.P. Morgan Securities Inc., as agent for JPMorgan Chase Bank, National Association, London Branch (the “Seller”), and Harman International Industries, Incorporated, a Delaware corporation (the “Purchaser”), on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
     This Confirmation evidences a complete and binding agreement between the Seller and the Purchaser as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if the Seller and the Purchaser had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.
ARTICLE 1
Definitions
     Section 1.01 . Definitions. (a) As used in this Confirmation, the following terms shall have the following meanings:
     “10b-18 VWAP” means, (A) for any Trading Day described in clause (x) of the definition of Trading Day hereunder, the volume-weighted average price at which the Common Stock trades as reported in the composite transactions for the Exchange (or, if applicable, the Successor Exchange on which the Common Stock has been listed in accordance with Section 7.01(c)), on such Trading Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of the primary trading session on the Exchange (or, as applicable, the Successor Exchange) on such Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3), as determined in good faith by the Calculation Agent, or (B) for any Trading Day that is described in clause (y) of the definition of Trading Day hereunder, an amount determined in good faith by the Calculation Agent as 10b-18 VWAP. The Purchaser acknowledges that the Seller may refer to the Bloomberg Page “HAR.N <Equity> AQR SEC” (or any successor thereto), in its judgment, for such Trading Day to determine the 10b-18 VWAP.
     “Additional Termination Event” has the meaning set forth in Section 7.01.
     “Agreement” has the meaning set forth in the second paragraph of this Confirmation.
JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43271
Registered as a branch in England & Wales branch No. BR000746.
Registered Branch Office 125 London Wall, London EC2Y 5AJ
Authorised and regulated by the Financial Services Authority

     “Affected Party” has the meaning set forth in Section 14 of the Agreement.
     “Affected Transaction” has the meaning set forth in Section 14 of the Agreement.
     “Affiliated Purchaser” means any “affiliated purchaser” (as such term is defined in Rule 10b-18(a)(3)) of the Purchaser.
     “Alternative Termination Delivery Unit” means (i) in the case of a Termination Event (other than a Potential Merger Event or Nationalization) or Event of Default (as defined in the Agreement), one share of Common Stock and (ii) in the case of a Potential Merger Event or Nationalization, a unit consisting of the number or amount of each type of property received by a holder of one share of Common Stock in such Potential Merger Event or Nationalization; provided that if such Potential Merger Event involves a choice of consideration to be received by holders of the Common Stock, an Alternative Termination Delivery Unit shall be deemed to include the amount of cash received by a holder who had elected to receive the maximum possible amount of cash as consideration for his shares.
     “Bankruptcy Code” has the meaning set forth in Section 9.07.
     “Business Day” means any day on which the Exchange is open for trading.
     “Calculation Agent” means the Seller.
     “Capped Delivery Shares” means, for any date, (i) 11,250,000 shares of Common Stock minus (ii) the number of shares of Common Stock delivered by the Seller to the Purchaser in respect of this Transaction on or prior to such date, subject to appropriate adjustments pursuant to Section 8.01.
     “Cash Distribution” has the meaning set forth in Section 6.06.
     “Cash Distribution Amount” means, for any “Reference Period” set forth in Section 7.01(f), the amount specified in Section 7.01(f) for such Reference Period.
     “Common Stock” has the meaning set forth in Section 2.01 subject to adjustment in accordance with Section 8.02(a).
     “Communications Procedures” has the meaning set forth in Annex B hereto.
     “Confirmation” has the meaning set forth in the first paragraph of this letter agreement.
     “Contract Period” means the period commencing on and including the Trade Date and ending on and including the date all payments or deliveries of shares of Common Stock or Alternative Termination Delivery Units pursuant to Section 3.01 or Section 7.03 have been made.
     “De-Listing” has the meaning set forth in Section 7.01(c).
     “Determination” has the meaning set forth in Section 8.03.
     “Distribution Termination Event” has the meaning set forth in Section 7.01(f).
     “Early Termination Date” has the meaning set forth in Section 14 of the Agreement.
     “Event of Default” has the meaning set forth in Section 14 of the Agreement.
     “Exchange” means the New York Stock Exchange, or, if the New York Stock Exchange ceases to be the principal market for the Common Stock (other than through circumstances resulting in designation of a Successor Exchange), the principal market for the Common Stock, or any Successor Exchange.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Expected Trading Day” has the meaning set forth in Schedule A hereto.
     “Extraordinary Cash Dividend” means a cash dividend or distribution, or a portion thereof, declared by the Purchaser on shares of Common Stock that is classified by the board of directors of the Purchaser, in good faith without reference to this Transaction, as an “extraordinary” dividend, expressed on a per share of Common Stock basis.
     “Indemnified Person” has the meaning set forth in Section 9.02.
     “Indemnifying Party” has the meaning set forth in Section 9.02.
     “Initial Purchase Commission” means the amount specified as such in Schedule B hereto.
     “Initial Purchase Price” has the meaning set forth in Section 2.01.
     “Initial Settlement Date” has the meaning set forth in Section 2.02.
     “Issuer” means the Purchaser, subject to adjustment in accordance with Section 8.02(a).
     “Maximum Delivery Shares” means, for any date, (i) 37,500,000 shares of Common Stock, minus (ii) the net number of shares of Common Stock delivered by the Purchaser to the Seller in respect of this Transaction on or prior to such date, plus (iii) the net number of shares of Common Stock delivered by the Seller to the Purchaser in respect of this Transaction on or prior to such date, subject to appropriate adjustments pursuant to Section 8.01.
     “Merger Event” means, in respect of any relevant Common Stock, (i) reclassification or change of such Common Stock that results in a transfer of all of such Common Stock outstanding to another entity or person, (ii) consolidation, amalgamation, merger or binding share exchange of the Purchaser with or into another entity or person (other than a consolidation, amalgamation, merger or binding share exchange in which the Purchaser is the continuing entity and which does not result in a reclassification or change of all of such Common Stock outstanding).
     “Nationalization” has the meaning set forth in Section 7.01(d).
     “New Shares” has the meaning set forth in Section 8.02(a).
     “Number of Shares” has the meaning set forth in Section 2.01.
     “Obligations” has the meaning set forth in Section 9.02.
     “Payment Shares” has the meaning set forth in Section 3.01(b).
     “Private Placement Agreement” has the meaning set forth in Annex A hereto.
     “Private Placement Price” has the meaning set forth in Annex A hereto.
     “Private Placement Procedures” has the meaning set forth in Annex A hereto.
     “Private Securities” has the meaning set forth in Annex A hereto.
     “Purchaser” has the meaning set forth in the first paragraph of this Confirmation.
     “Reference Period” means, for any corresponding “Cash Distribution Amount” specified in Section 7.01(f), the period specified as such in Section 7.01(f) for such Cash Distribution Amount.

     “Regulation M” means Regulation M under the Exchange and Securities Acts.
     “Rule 10b-5” means Rule 10b-5 promulgated under the Exchange Act (or any successor rule thereto).
     “Rule 10b5-1” means Rule 10b5-1 promulgated under the Exchange Act (or any successor rule thereto)
     “Rule 10b-18” means Rule 10b-18 promulgated under the Exchange Act (or any successor rule thereto).
     “Scheduled Trading Day” means each Scheduled Trading Day specified as such in Schedule A hereto.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Seller” has the meaning set forth in the first paragraph hereto.
     “Seller Payment Share Purchase Period” has the meaning set forth in Section 3.01(d).
     “Seller Termination Share Purchase Period” has the meaning set forth in Section 7.03.
     “Settlement Amount” means an amount equal to (i) the Valuation Price minus (ii) the Initial Purchase Price.
     “Settlement Commission” means the amount specified as such in Schedule B hereto.
     “Settlement Date” means the third Business Day following the Valuation Completion Date; provided, however, that if the Purchaser elects pursuant to Section 3.01(b) to deliver Payment Shares, the Settlement Date shall be the Trading Day immediately following the day on which the Seller informs the Purchaser, pursuant to Annex A hereto, of the number of Payment Shares required to be delivered pursuant to Section 3.01(b).
     “Share De-listing Event” has the meaning set forth in Section 7.01(c).
     “Successor Exchange” has the meaning set forth in Section 7.01(c).
     “Termination Amount” has the meaning set forth in Section 7.02(a).
     “Termination Event” has the meaning set forth in Section 14 of the Agreement.
     “Termination Notice Day” has the meaning set forth in Section 7.02(a).
     “Termination Price” means the value of an Alternative Termination Delivery Unit to the Seller (determined as provided in Annex A hereto).
     “Termination Settlement Date” has the meaning set forth in Section 7.03(a).
     “Trade Date” has the meaning set forth in Section 2.01.
     “Trading Day” means (x) a Scheduled Trading Day during which (i) trading of any securities of the Purchaser on any national securities exchange has not been suspended, (ii) there has not been, in the Seller’s judgment, a material limitation in the trading of Common Stock or any options contract or futures contract related to the Common Stock, and (iii) there has been no suspension pursuant to Section 4.02 of this Confirmation, or (y) a Scheduled Trading Day that, notwithstanding the occurrence of events contemplated in clauses (i), (ii) and (iii) of this definition, the Calculation Agent reasonably determines to be a Trading Day.
     “Transaction” has the meaning set forth in the first paragraph of this Confirmation.

     “Valuation Completion Date” means the 30th Trading Day following the Trade Date.
     “Valuation Period” means the period comprising every Trading Day commencing on and including the first Trading Day following the Trade Date and ending on and including the Valuation Completion Date.
     “Valuation Price” means the product of (i) the Number of Shares and (ii) the arithmetic average of the 10b-18 VWAP for each of the Trading Days in the Valuation Period minus the VWAP Discount, as determined by the Calculation Agent in its sole reasonable judgment.
     “VWAP Discount” means the amount specified as such in Schedule B hereto.
ARTICLE 2
Purchase of the Stock
     Section 2.01 . Purchase of the Stock. Subject to the terms and conditions of this Confirmation, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, on October 30, 2007 or on such other Business Day as the Purchaser and the Seller shall otherwise agree (the “Trade Date”), 1,790,831 shares (the “Number of Shares”) of the Purchaser’s common stock, par value $0.01 per share (“Common Stock”), for a purchase price equal to the product of $83.76 and the Number of Shares (the “Initial Purchase Price”); provided that if the Seller is unable to borrow or otherwise acquire in conjunction with an economically short position on customary terms a number of shares of Common Stock equal to the Number of Shares for delivery to the Purchaser on the Initial Settlement Date, the Number of Shares shall be reduced to such number of shares of Common Stock as the Seller is able to borrow on customary terms or otherwise acquire in conjunction with an economically short position on customary terms. The Initial Purchase Price shall be subject to adjustment and such adjusted amounts will be payable as provided in Article 3 hereof.
     Section 2.02 . Delivery and Payments. On the first Business Day immediately following the Trade Date (such day, the “Initial Settlement Date”), the Seller shall deliver the Number of Shares to the Purchaser, upon payment by the Purchaser of (i) an amount equal to the Initial Purchase Price to the Seller and (ii) the Initial Purchase Commission to the Seller, in connection with the Purchaser’s purchase of the Number of Shares. Such delivery and payment shall be effected in accordance with the Seller’s customary procedures.
     Section 2.03 . Conditions to Seller’s Obligations. The Seller’s obligation to deliver the Number of Shares to the Purchaser on the Initial Settlement Date is subject to the condition that the representations and warranties made by the Purchaser in the Agreement and herein shall be true and correct as of the date hereof and the Initial Settlement Date.
ARTICLE 3
Adjustment of Initial Purchase Price
     Section 3.01 . Purchase Price Adjustment. (a) As an adjustment to the Initial Purchase Price,
     (i) if the Settlement Amount is greater than zero, the Purchaser shall pay to the Seller such Settlement Amount in the manner provided in clause (c) or (e), as the case may be, of this Section 3.01; or
     (ii) if the Settlement Amount is less than zero, the Seller shall pay to the Purchaser the absolute value of such Settlement Amount in the manner provided in clause (d) or (e), as the case may be, of this Section 3.01.
     (b) Payment of the Settlement Amount shall be in cash or validly issued shares of Common Stock (“Payment Shares”), as the Purchaser shall elect, which binding election shall be made no later than the second Business Day following the Valuation Completion Date and communicated to the Seller in writing; provided that if the Purchaser fails to make such an election in the manner contemplated hereunder, the Purchaser shall be deemed to have elected settlement in cash; and provided further that the Purchaser shall not have the right to elect delivery of the Settlement Amount or receipt of the absolute value of the Settlement Amount in Payment Shares pursuant to this Section 3.01 if:
     (i) the representations and warranties made by the Purchaser to the Seller in Section 5.01 are not true and correct in all material respects as of the date the Purchaser makes such election; or
     (ii) in the event the Settlement Amount shall be payable by the Purchaser to the Seller, the Purchaser has taken any action that would make unavailable either (A) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Payment Shares by the Purchaser to the Seller or (B) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Payment Shares by the Seller.
     For the avoidance of doubt, upon the Purchaser’s making an election to receive or to deliver Payment Shares pursuant to this Section 3.01(b), the Purchaser shall be deemed to make the representations and warranties in Section 5.01 hereof as if made on the date of the Purchaser’s election.
     (c) Subject to Section 3.01(b), if the Settlement Amount shall be payable by the Purchaser to the Seller:
     (i) Notwithstanding any election by the Purchaser to make payment in Payment Shares, at any time prior to the time the Seller (or any affiliate of the Seller) has contracted to resell such Payment Shares, the Purchaser may deliver in lieu of such Payment Shares an amount in cash equal to the Settlement Amount, in the manner set forth in Section 3.01(e).
     (ii) If the Purchaser elects to pay any Settlement Amount in Payment Shares, then on the Settlement Date, the Purchaser shall deliver to the Seller a number of Payment Shares equal to the quotient of (A) such Settlement Amount divided by (B) the Private Placement Price (determined in accordance with the Private Placement Procedures contained in Annex A hereto).
     (d) Subject to Section 3.01(b), if the absolute value of the Settlement Amount shall be payable by the Seller to the Purchaser and the Purchaser elects to receive the absolute value of the Settlement Amount in Payment Shares, then (i) the Seller shall, beginning on the first Trading Day following the later of (A) the Valuation Completion Date or (B) the date that Purchaser communicates its election to the Seller, continuing on each succeeding Trading Day and ending on the Trading Day when the Seller shall have satisfied its obligations under this clause (d) (the “Seller Payment Share Purchase Period”), purchase (subject to the provisions of Section 4.01 and Section 4.02 hereof) shares of Common Stock with an aggregate value equal to such Settlement Amount (which value shall, for each such share, be deemed to equal (x) 10b-18 VWAP on the Trading Day on which such share was purchased by the Seller plus (y) the Settlement Commission and which for the avoidance of doubt shall not be determined on the basis of the Seller’s actual purchase price) and (ii) the Seller shall deliver such shares of Common Stock to the Purchaser on the settlement dates relating to such purchases.
     (e) If the Purchaser elects to receive the absolute value of the Settlement Amount or to pay the Settlement Amount in cash, then payment of such Settlement Amount shall be made by wire transfer of immediately available U.S. dollar funds on the Settlement Date.
     Section 3.02 . Private Placement Procedures. If the Purchaser elects to deliver Payment Shares pursuant to Section 3.01(b) or elects to deliver Alternative Termination Delivery Units pursuant to Section 7.02(a), the Private Placement Procedures contained in Annex A hereto shall apply.
     Section 3.03 . Continuing Obligation to Deliver Shares. (a) If at any time, as a result of provisions limiting deliveries of shares of Common Stock to the number of Maximum Delivery Shares, the Purchaser fails to deliver to the Seller any shares of Common Stock, the Purchaser shall, to the extent that the Purchaser has at any time thereafter authorized but unissued shares of Common Stock not reserved for other purposes, promptly notify the Seller thereof and deliver to the Seller a number of shares of Common Stock not previously delivered as a result of such provisions.

     (b) The Purchaser agrees to use its best efforts to cause the number of authorized but unissued shares of Common Stock to be increased, if necessary, to an amount sufficient to permit the Purchaser to fulfill its obligations under this Section 3.03.
ARTICLE 4
Market Transactions
     Section 4.01 . Transactions by the Seller. (a) The parties agree and acknowledge that:
     (i) During the Valuation Period, any Seller Payment Share Purchase Period and any Seller Termination Share Purchase Period, the Seller (or its agent or affiliate) may effect transactions in shares of Common Stock in connection with this Confirmation. The timing of such transactions by the Seller, the price paid or received per share of Common Stock pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange, through any interdealer quotation system or alternative trading system or privately, shall be within the sole judgment of the Seller; provided that the Seller shall use good faith efforts to make all purchases of Common Stock in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 as if such rule were applicable to such purchases.
     (ii) The Purchaser shall, at least one day prior to the first day of the Valuation Period, notify the Seller of the total number of shares of Common Stock purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) by or for the Purchaser or any of its Affiliated Purchasers during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth as Exhibit A hereto.
     (b) The Purchaser acknowledges and agrees that (i) all transactions effected pursuant to Section 4.01 hereunder shall be made in the Seller’s sole judgment and for the Seller’s own account and (ii) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect such transactions, including, without limitation, the price paid or received per share of Common Stock pursuant to such transactions or whether such transactions are made on any securities exchange, through any interdealer quotation system or alternative trading system or privately. It is the intent of the Seller and the Purchaser that this Transaction comply with the requirements of Rule 10b5-1(c) and that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1)(i) and the Seller shall take no action that results in the Transaction not so complying with such requirements.
     (c) Notwithstanding anything to the contrary in this Confirmation, the Purchaser acknowledges and agrees that, on any day, the Seller shall not be obligated to deliver or receive any shares of Common Stock to or from the Purchaser and the Purchaser shall not be entitled to receive any shares of Common Stock from the Seller on such day, to the extent (but only to the extent) that either immediately before or after such transactions the Seller’s ultimate parent entity would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of 4.0% of the outstanding shares of Common Stock. Any purported receipt of shares of Common Stock shall be void and have no effect to the extent (but only to the extent) that after any receipt of such shares of Common Stock the Seller’s ultimate parent entity would directly or indirectly so beneficially own in excess of 4.0% of the outstanding shares of Common Stock. If, on any day, any delivery or receipt of shares of Common Stock by the Seller is not effected, in whole or in part, as a result of this provision, the Seller’s and Purchaser’s respective obligations to make or accept such receipt or delivery shall not be extinguished and such receipt or delivery shall be effected over time as promptly as the Seller determines, in the reasonable determination of the Seller, that after such receipt or immediately prior to such delivery its ultimate parent entity would not directly or indirectly beneficially own in excess of 4.0% of the outstanding shares of Common Stock.
     Section 4.02 . Adjustment of Transaction for Securities Laws. (a) If, based on the advice of counsel, Seller reasonably determines that, on any Trading Day, Seller’s trading activity in order to manage its economic hedge in respect of the Transaction would not be advisable in respect of applicable securities laws, then Seller may extend the

Valuation Completion Date, modify the Valuation Period (subject to the penultimate sentence of Section 8.01), or otherwise adjust the terms of the Transaction in its good faith reasonable discretion to ensure Seller’s compliance with such laws and to preserve the fair value of the Transaction to the Seller. For the purposes of this section, the fair value of the Transaction to the Seller shall be determined solely in accordance with Section 8.03 of this Confirmation. The Seller shall notify the Purchaser of the exercise of the Seller’s rights pursuant to this Section 4.02(a) upon such exercise.
     (b) The Purchaser agrees that, during the Contract Period, neither the Purchaser nor any of its affiliates or agents shall make any distribution (as defined in Regulation M) of Common Stock, or any security for which the Common Stock is a reference security (as defined in Regulation M) or take any other action that would, in the view of the Seller, preclude purchases by the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.
     Section 4.03 . Purchases of Common Stock by the Purchaser. During the Contract Period, without the prior written consent of the Seller, the Purchaser shall not, and shall cause its affiliates and affiliated purchasers (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any shares of Common Stock (or equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for shares of Common Stock except for the other accelerated share repurchase transaction entered into by the Purchaser on the date hereof; provided, however, that without the prior written consent of the Seller, (x) non-10b-18 purchases which comply with the provisions of Rule 10b-18(a)(13)(ii) may be effected for an issuer plan by an agent independent of the Purchaser; (y) the Purchaser’s affiliates who are not “affiliated purchasers” under Rule 10b-18 may make purchases pursuant to the exercise of stock options under the Purchaser’s 1992 Incentive Plan and 2002 Stock Option and Incentive Plan; and (z) the Purchaser may continue to purchase shares of Common Stock pursuant to its previously announced stock buyback program, so long as (i) on any Scheduled Trading Day such purchases are conducted solely through the same broker or dealer used by the Seller in effecting purchases of Common Stock in connection with this Confirmation; (ii) on any Trading Day during the Valuation Period, such purchases do not exceed 5% of the ADTV (as defined in Rule 10b-18(a)(1)) on such Trading Day, and (iii) such purchases otherwise comply with other provisions of Rule 10b-18 and other applicable laws, rules and regulations.
ARTICLE 5
Representations, Warranties and Agreements
     Section 5.01 . Repeated Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with, the Seller, on the date hereof and on any date pursuant to which the Purchaser makes an election to receive or deliver Payment Shares pursuant to Section 3.01 or Alternative Termination Delivery Units pursuant to Section 7.03, that:
     (a) Disclosure; Compliance with Laws. The reports and other documents filed by the Issuer with the SEC pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Purchaser is not in possession of any material nonpublic information regarding the Issuer or the Common Stock.
     (b) Rule 10b5-1. The Purchaser acknowledges that (i) the Purchaser does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Common Stock by the Seller (or its agent or affiliate) in connection with this Confirmation and (ii) the Purchaser is entering into the Agreement and this Confirmation in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5. The Purchaser also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no amendment, modification or waiver shall be made at any time at which the Purchaser or any officer or director of the Purchaser is aware of any material nonpublic information regarding the Issuer or the Common Stock.
     (c) Nature of Shares Delivered. Any shares of Common Stock or Alternative Termination Delivery Units delivered to the Seller pursuant to this Confirmation, when delivered, shall have been duly authorized and shall be duly and validly issued, fully paid and nonassessable and free of preemptive or similar rights, and such delivery shall pass title thereto free and clear of any liens or encumbrances.
     (d) No Manipulation. The Purchaser is not entering into this Confirmation to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for Common Stock) or to manipulate the price of the Common Stock (or any security convertible into or exchangeable for Common Stock).
     (e) Regulation M. The Issuer is not engaged in a distribution, as such term is used in Regulation M, that would preclude purchases by the Purchaser or the Seller of the Common Stock or cause the Seller to violate any law, rule or regulation with respect to such purchases.
     (f) Board Authorization. The Purchaser is entering into this Transaction in connection with its share repurchase program, which was approved by its board of directors and publicly disclosed, solely for the purposes stated in such board resolution and public disclosure. There is no internal policy of the Purchaser, whether written or oral, that would prohibit the Purchaser from entering into any aspect of this Transaction, including, but not limited to, the purchases of shares of Common Stock to be made pursuant hereto.
     (g) Due Authorization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Confirmation has been duly authorized, executed and delivered by the Purchaser and (assuming due authorization, execution and delivery thereof by the Seller) constitutes a valid and legally binding obligation of the Purchaser. The Purchaser has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to purchase the Common Stock and deliver any Payment Shares in accordance with the terms hereof.
     (h) Certain Transactions. There has not been any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Issuer that would fall within the scope of Rule 10b-18(a)(13)(iv).
     Section 5.02 . Initial Representations, Warranties and Agreements of the Purchaser. The Purchaser represents and warrants to, and agrees with the Seller, as of the date hereof, that:
     (a) Solvency. The assets of the Purchaser at their fair valuation exceed the liabilities of the Purchaser, including contingent liabilities; the capital of the Purchaser is adequate to conduct the business of the Purchaser and the Purchaser has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debts beyond its ability to pay as such debts mature.
     (b) Required Filings. The Purchaser has made, and will use its reasonable best efforts to make, all filings required to be made by it with the SEC, any securities exchange or any other regulatory body with respect to the Transaction contemplated hereby.
     (c) No Conflict. The execution and delivery by the Purchaser of, and the performance by the Purchaser of its obligations under, this Confirmation and the consummation of the transactions herein contemplated do not conflict with or violate (i) any provision of the certificate of incorporation, by-laws or other constitutive documents of the Purchaser, (ii) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over the Purchaser or any of its subsidiaries or any of their respective assets or (iii) any contractual restriction binding on or affecting the Purchaser or any of its subsidiaries or any of its assets.
     (d) Consents. All governmental and other consents that are required to have been obtained by the Purchaser with respect to performance, execution and delivery of this Confirmation have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

     (e) Investment Company Act. The Purchaser is not and, after giving effect to the transactions contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (f) Commodity Exchange Act. The Purchaser is an “eligible contract participant”, as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended.
     Section 5.03 . Additional Representations, Warranties and Agreements. The Purchaser and the Seller represent and warrant to, and agree with, each other that:
     (a) Non-Reliance. Each party has entered into this Transaction solely in reliance on its own judgment. Neither party has any fiduciary obligation to the other party relating to this Transaction. In addition, neither party has held itself out as advising, or has held out any of its employees or agents as having the authority to advise, the other party as to whether or not the other party should enter into this Transaction, any subsequent actions relating to this Transaction or any other matters relating to this Transaction. Neither party shall have any responsibility or liability whatsoever in respect of any advice of this nature given, or views expressed, by it or any such persons to the other party relating to this Transaction, whether or not such advice is given or such views are expressed at the request of the other party. The Purchaser has conducted its own analysis of the legal, accounting, tax and other implications of this Transaction and consulted such advisors, accountants and counsel as it has deemed necessary.
     (b) Agency. Each party agrees and acknowledges that (i) J.P. Morgan Securities Inc., an affiliate of the Seller (“JPMSI”), has acted solely as agent and not as principal with respect to this Transaction and (ii) JPMSI has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of this Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under this Transaction. JPMSI is authorized to act as agent for the Seller.
     Section 5.04 . Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:
     (a) Due Authorization. This Confirmation has been duly authorized, executed and delivered by the Seller and (assuming due authorization, execution and delivery thereof by the Purchaser) constitutes a valid and legally binding obligation of the Seller. The Seller has all corporate power to enter into this Confirmation and to consummate the transactions contemplated hereby and to deliver the Common Stock in accordance with the terms hereof.
     (b) Right to Transfer. The Seller will, at the Initial Settlement Date, have the free and unqualified right to transfer the Number of Shares of Common Stock to be sold by the Seller pursuant to Section 2.01 hereof, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.
     (c) No Termination Event. No Termination Event with respect to Seller has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Confirmation.
     (d) Investment Company Act. Seller is not, and after giving effect to the Transaction contemplated in this Confirmation, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (e) Tax Matters. The Seller represents and warrants to Purchaser that, for U.S. federal income tax purposes: (i) it is a beneficial owner of each payment received or to be received under this Confirmation; and (ii) it is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code. Any successor entity to Seller shall make such representations and provide such documents as are necessary to ensure that any payments made pursuant to this transaction are free of U.S. withholding tax, but only to the extent that it is reasonably feasible, legally and commercially, to do so.

ARTICLE 6
Additional Covenants
     Section 6.01 . Purchaser’s Further Assurances. The Purchaser hereby agrees with the Seller that the Purchaser shall cooperate with the Seller, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as the Seller may reasonably request from time to time, consistent with the terms of this Confirmation, in order to effectuate the purposes of this Confirmation and the Transaction contemplated hereby.
     Section 6.02 . Purchaser’s Hedging Transactions. The Purchaser hereby agrees with the Seller that the Purchaser shall not, during the Contract Period, enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including, without limitation, with respect to any securities convertible or exchangeable into the Common Stock) and agrees not to alter or deviate from the terms of this Confirmation. For the avoidance of doubt the parties hereto acknowledge that the entry into the other accelerated share repurchase transaction entered into by the Purchaser on the date hereof does not fall within the ambit of the preceding sentence.
     Section 6.03 . No Communications. The Purchaser hereby agrees with the Seller that the Purchaser shall not, directly or indirectly, communicate any information relating to the Common Stock or this Transaction (including any notices required by Section 6.04) to any employee of the Seller or JPMSI other than as set forth in the Communications Procedures attached as Annex B hereto.
     Section 6.04 . Maximum Deliverable Number of Shares of Common Stock. Notwithstanding any other provision of this Confirmation, the Purchaser shall not be required to deliver Payment Shares, or shares of Common Stock or other securities comprising the aggregate Alternative Termination Delivery Units, in excess of the number of Maximum Delivery Shares, in each case except to the extent that the Purchaser has available at such time authorized but unissued shares of such Common Stock or other securities not expressly reserved for any other uses (including, without limitation, shares of Common Stock reserved for issuance upon the exercise of options or convertible debt). The Purchaser shall not permit the sum of (i) the number of Maximum Delivery Shares plus (ii) the aggregate number of shares expressly reserved for any such other uses, in each case whether expressed as caps or as numbers of shares reserved or otherwise, to exceed at any time the number of authorized but unissued shares of Common Stock. Notwithstanding any other provision of this Confirmation, the Seller shall not be required to deliver Payment Shares, or shares of Common Stock or other securities comprising the aggregate Alternative Termination Delivery Units in excess of the number of Capped Delivery Shares.
     Section 6.05 . Notice of Certain Transactions. If at any time during the Contract Period, the Purchaser makes, or expects to be made, or has made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any merger, acquisition, or similar transaction involving a recapitalization relating to the Purchaser (other than any such transaction in which the consideration consists solely of cash and there is no valuation period, or as to which the completion of such transaction or the completion of the vote by target shareholders has occurred), then the Purchaser shall (i) notify the Seller prior to the opening of trading in the Common Stock on any day on which the Purchaser makes, or expects to be made, or has made any such public announcement, (ii) notify the Seller promptly following any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Payment Share Purchase Period or any Seller Termination Share Payment Period) that such announcement has been made and (iii) promptly deliver to the Seller following the making of any such announcement (or, if later, prior to the opening of trading in the Common Stock on the first day of any Seller Payment Share Purchase Period or any Seller Termination Share Payment Period) a certificate indicating (A) the Purchaser’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of such announcement and (B) the Purchaser’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of such announcement. In addition, the Purchaser shall promptly notify the Seller of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. Accordingly, the Purchaser acknowledges that its actions in relation to any such announcement or transaction must comply with the standards set forth in Section 6.03.

     Section 6.06 . No Excess Dividends. Purchaser shall not declare any cash dividend or distribution on shares of Common Stock, including an Extraordinary Cash Dividend (a “Cash Distribution”), that has an ex-dividend date during the Contract Period, the amount of which, together with all prior declared Cash Distributions that have an ex-dividend date during the same Reference Period of the Purchaser, exceeds the Cash Distribution Amount specified in Section 7.01(f) for such Reference Period. The “ex dividend” date will be determined based on the regular-way settlement procedures of the Exchange with respect to such dividend.
     Section 6.07 . Right to Deliver Shares. For the avoidance of doubt, in the event that the Purchaser would otherwise be obligated to pay the Seller any amount in cash in respect of this Transaction as a result of an event arising outside the Purchaser’s control, the Purchaser shall have the right to elect to deliver shares of Common Stock without the benefit of a resale registration statement in lieu of that cash payment; provided that any such election shall be subject to the provisions of Section 3.01(b), (c) and (e) as if the cash amount payable were the Settlement Amount and with the election to be made no later than the second Business Day after the determination of the cash amount that would otherwise be due.
ARTICLE 7
Termination
     Section 7.01 . Additional Termination Events. (a) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if, on any day, the Seller determines, in its sole reasonable judgment, that it is unable to establish, re-establish or maintain any hedging transactions reasonably necessary in the normal course of such party’s business of hedging the price and market risk of entering into and performing under this Transaction, due to market illiquidity, illegality, or lack of availability of hedging transaction market participants on customary terms.
     (b) An Additional Termination Event shall occur in respect of which the Purchaser is the sole Affected Party and this Transaction is the sole Affected Transaction if (i) a Share De-listing Event occurs; (ii) a Potential Merger Event occurs; (iii) a Nationalization occurs, (iv) a Distribution Termination Event occurs or (v) an event described in paragraph III of Annex B occurs.
     (c) A “Share De-listing Event” means that at any time during the Contract Period, the Common Stock ceases to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event, a “De-Listing”) and is not immediately re-listed, traded or quoted as of the date of such de-listing, on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors) (such exchange or quotation system or, if more than one, that which is the principal market for the Common Stock, the “Successor Exchange”); provided that it shall not constitute an Additional Termination Event if the Common Stock is immediately re-listed on a Successor Exchange upon its De-Listing from the Exchange, and the Successor Exchange shall be deemed to be the Exchange for all purposes. In addition, in such event, the Seller shall make any commercially reasonable adjustments it deems necessary to the terms of the Transaction.
     (d) A “Potential Merger Event” means the public announcement, including any public announcement as defined in Rule 165(f) of the Securities Act (by the Purchaser or otherwise) at any time during the Contract Period of any (i) planned recapitalization, reclassification or change of the Common Stock that will, if consummated, result in a transfer of more than 20% of the outstanding shares of Common Stock, (ii) planned consolidation, amalgamation, merger or similar transaction of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger in which the Purchaser will be the continuing entity and which does not result in any such recapitalization, reclassification or change of more than 20% of such shares outstanding), (iii) other takeover offer for the shares of Common Stock that is aimed at resulting in a transfer of more than 20% of such shares of Common Stock (other than such shares owned or controlled by the offeror) or (iv) irrevocable commitment to any of the foregoing.

     (e) A “Nationalization” means that all or substantially all of the outstanding shares of Common Stock or assets of the Purchaser are nationalized, expropriated or are otherwise required to be transferred to any governmental agency, authority or entity.
     (f) A “Distribution Termination Event” means a declaration by the Purchaser of any Cash Distribution, that has an ex-dividend date during the Contract Period, the amount of which, together with all prior Cash Distributions that have an ex-dividend date during the same regular Reference Period of the Purchaser, exceeds the amount set forth in this Section 7.01(f) for such regular Reference Period.

Cash Distribution Amount	Reference Period
$0.00 per share of Common Stock	Trade Date – October 31, 2007
$0.0125 per share of Common Stock	November 1, 2007 – January 31, 2008
$0.0125 per share of Common Stock	February 1, 2008 – April 30, 2008
$0.0125 per share of Common Stock	May 1, 2008 – July 31, 2008
$0.00 per share of Common Stock	Any period after August 1, 2008
The “ex dividend” date will be determined based on the regular-way settlement procedures of the Exchange with respect to such dividend.
     Section 7.02 . Consequences of Additional Termination Events. (a) In the event of the occurrence or effective designation of an Early Termination Date under the Agreement, cash settlement, as set forth in Section 7.02(b), shall apply unless the Purchaser (i) elects (which election shall be binding), in lieu of payment of the amount payable in respect of this Transaction pursuant to Section 7.02(b) below (the “Termination Amount”), to deliver or to receive Alternative Termination Delivery Units pursuant to Section 7.03, and (ii) notifies the Seller of such election by delivery of written notice to the Seller on the Business Day immediately following the Purchaser’s receipt of a notice (as required by Section 7.02(b) below) setting forth the amounts payable by the Purchaser or by the Seller with respect to such Early Termination Date (the date of such delivery, the “Termination Notice Day”); provided that the Purchaser shall not have the right to elect the delivery or receipt of the Alternative Termination Delivery Units pursuant to Section 7.03 if:
     (i) the representations and warranties made by the Purchaser to the Seller in Section 5.01 are not true and correct as of the date the Seller makes such election, as if made on such date, or
     (ii) in the event that the Termination Amount is payable by the Purchaser to the Seller, (A) the Purchaser has taken any action that would make unavailable (x) the exemption set forth in Section 4(2) of the Securities Act, for the sale of any Alternative Termination Delivery Units by the Purchaser to the Seller or (y) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Alternative Termination Delivery Units by the Seller, and (B) such Early Termination Date is in respect of an Event of Default which is within Purchaser’s control (including, without limitation, failure to execute a Private Placement Agreement or otherwise comply with the requirements applicable to Purchaser set forth in Annex A hereto).
     For the avoidance of doubt, upon the Purchaser’s making an election to deliver Alternative Termination Delivery Units pursuant to this Section 7.02(a), the Purchaser shall be deemed to make the representations and warranties in Section 5.01 hereof as if made on the date of the Purchaser’s election. Notwithstanding the foregoing, at any time prior to the time the Seller (or any affiliate of the Seller) has contracted to resell the property to be delivered upon alternative termination settlement, the Purchaser may deliver in lieu of such property an amount in cash equal to the Termination Amount in the manner set forth in Section 7.02(b) below.

     (b) If cash settlement applies in respect of an Early Termination Date, Section 6 of the Agreement shall not apply. The Seller shall instead determine the fair value of the Transaction in a good faith and commercially reasonable manner following the occurrence of an Early Termination Date, taking into account the factors set forth in Section 8.03, and shall provide notice to the Purchaser of any cash amount payable by the Purchaser or by the Seller based on the Seller’s good faith determination of the fair value of the Transaction. Such cash amount will be payable by the Purchaser or by the Seller, as applicable, on the day which is two Business Days after the day on which the Seller’s notice of such cash amount payable is effective. For the avoidance of doubt, the fair value of the Transaction shall be determined solely in accordance with Section 8.03 of this Confirmation.
     Section 7.03 . Alternative Termination Settlement. (a) Subject to Section 7.02(a), if the Termination Amount shall be payable by the Purchaser to the Seller and the Purchaser elects to deliver the Alternative Termination Delivery Units to the Seller, the Purchaser shall, as soon as directed by the Seller after the Termination Notice Day (such date, the “Termination Settlement Date”), deliver to the Seller a number of Alternative Termination Delivery Units equal to the quotient of (A) the Termination Amount divided by (B) the Termination Price.
     (b) Subject to Section 7.02(a), if the Termination Amount shall be payable by the Seller to the Purchaser and the Purchaser elects to receive the Alternative Termination Delivery Units from the Seller, (i) the Seller shall, beginning on the first Trading Day following the Termination Notice Day, continuing on each Trading Day thereafter and ending on the Trading Day when the Seller shall have satisfied its obligations under this clause (the “Seller Termination Share Purchase Period”), purchase (subject to the provisions of Section 4.01 and Section 4.02 hereof) a number of Alternative Termination Delivery Units equal to the quotient of (A) the Termination Amount divided by (B) the Termination Price; and (ii) the Seller shall deliver such Alternative Termination Delivery Units to the Purchaser on the settlement dates relating to such purchases.
     Section 7.04 . Notice of Default. If an Event of Default occurs in respect of the Purchaser, the Purchaser will, promptly upon becoming aware of it, notify the Seller specifying the nature of such Event of Default.
ARTICLE 8
Adjustments
     Section 8.01 . Other Dilution Adjustments. If (x) any corporate event occurs involving the Purchaser or the Common Stock (other than a Merger Event or cash dividend but including, without limitation, a spin-off, a stock split, stock or other dividend or distribution, reorganization, rights offering or recapitalization or any other event having a dilutive or concentrative effect on the Common Stock), or (y) as a result of the definition of Trading Day (whether because of a suspension of transactions pursuant to Section 4.02 or otherwise), any day that would otherwise be a Trading Day during the Contract Period is not a Trading Day or on such Trading Day, pursuant to Section 4.02, the Seller effects transactions with respect to shares of Common Stock at a volume lower than originally anticipated with respect to this Transaction, then in any such case, the Calculation Agent shall make corresponding adjustments with respect to any variable relevant to the terms of the Transaction, as the Calculation Agent determines appropriate to preserve the fair value of the Transaction to the Seller, and shall determine the effective date of such adjustment. Notwithstanding anything to the contrary in this Confirmation, the Calculation Agent shall not adjust the date of any Scheduled Trading Day, as specified in Schedule A hereto. For the purposes of this Section 8.01, any and all adjustments made to preserve the fair value of the Transaction to the Seller shall be determined solely in accordance with Section 8.03 of this Confirmation.
     Section 8.02 . Merger Events. If an Early Termination Date has not been designated in respect of the Transaction, then upon the occurrence of a Merger Event, the Calculation Agent shall make the following adjustments to the terms hereof based on the relative proportions of the types of consideration for the Common Stock in respect of the Merger Event:
     (a) to the extent the consideration for the Common Stock consists of ordinary or common shares that are, or that as of the Merger Date are promptly scheduled to be, (i) publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors) and (ii) not subject to any currency exchange controls, trading restrictions or other trading limitations (the “New Shares”), on or after the closing date of the Merger Event (or where a closing date cannot be determined, such other date as determined by the Calculation Agent), the New Shares and their issuer shall be deemed the “Common Stock” and the “Issuer,” respectively, and the Calculation Agent will adjust any relevant terms; provided, however, that no adjustment shall be made to the date of any Scheduled Trading Day specified in Schedule A hereto. For the avoidance of doubt for the purposes of this Section 8.02, any and all adjustments made hereto shall be determined solely in accordance with Section 8.03 of this Confirmation;
     (b) to the extent the consideration for the Common Stock consists of cash, the Initial Purchase Price shall be adjusted and the Transaction settled in accordance with Article 3 hereof, except that, in determining the Valuation Price, the 10b-18 VWAP for any Trading Days in the Valuation Period that have not yet occurred shall be deemed to be equal to the amount of cash consideration per share of Common Stock;
     (c) to the extent the consideration for the Common Stock consists of any property other than New Shares or cash, the Calculation Agent shall determine the fair value of such other consideration, and the Initial Purchase Price shall be adjusted and the Transaction settled as set forth in Section 8.02(b) as though such consideration were cash.
     For the avoidance of doubt, if such Merger Event involves a choice of consideration to be received by holders of the Common Stock, the consideration for the Common Stock shall be deemed to include the amount of cash received by a holder who had elected to receive the maximum possible amount of cash as consideration for his shares.
     Section 8.03 . Agreement in Respect of Adjustments and Termination Amounts. In calculating any adjustment in respect of the Transaction to which this Confirmation relates pursuant to Article 11 or Article 12 of the Equity Definitions; or in determining any amounts payable in respect of the termination or cancellation of the Transaction to which this Confirmation relates pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions; or with respect to any calculation or determination of the fair value of this Transaction, the Calculation Agent shall make any such calculation or determination (in either case, a “Determination”) only with regard to changes in (i) volatility or volatilities (which, for the avoidance of doubt, shall include the entire volatility surface) at the time of such Determination, (ii) changes to all outstanding shares of Common Stock, such as in the case of stock splits, stock dividends and mergers, (iii) stock price experience prior to, and at the time of, such Determination (including experience as to liquidity of the Common Stock, and whether based on available market price information, or estimates of trading prices for blocks of shares equal in size to the Number of Shares, or other relevant information as to prevailing market prices) and (iv) any and all variables related to time. For the avoidance of doubt, the Calculation Agent shall make any Determination without regard to (i) changes to costs of funding, stock loan rates, or actual or expected dividends since the Trade Date (but, in making any such Determination, the Seller may take into account the same assumptions used by the Seller for such costs, rates or dividends as had been used by the Seller on the Trade Date in its internal pricing calculations), (ii) the stock prices at which the Seller’s open or terminated hedging transactions are effected or (iii) actual or expected losses or costs incurred in connection with termination, liquidating or re-establishing any hedge related to the Transaction (or any gain resulting from any of them).
     Section 8.04 . Agreement in Respect of Dividends. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction as a result of an Additional Termination Event of the type described in Article 7, the Termination Amount shall be determined without regard to the difference between the Extraordinary Cash Dividend or any dividend, including the excess amount as described in Section 7.01(f), giving rise to such Additional Termination Event and the expected dividend as of the Trade Date. Notwithstanding the foregoing, this Section 8.04 shall not be construed as limiting any damages or other remedy at law or in equity that may be payable or receivable as a result of a breach of this Confirmation, including, without limitation, Section 6.06 hereof.

ARTICLE 9
Miscellaneous
     Section 9.01 . Successors and Assigns. All covenants and agreements in this Confirmation made by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
     Section 9.02 . Purchaser Indemnification. The Purchaser (the “Indemnifying Party”) agrees to indemnify and hold harmless the Seller and its officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities, joint or several (collectively, “Obligations”), to which an Indemnified Person may become subject arising out of or in connection with this Confirmation or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Person is a party thereto, and to reimburse, within 30 days, upon written request, each such Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparation for, providing evidence for or defending any of the foregoing, provided, however, that the Indemnifying Party shall not have any liability to any Indemnified Person to the extent that such Obligations (i) are finally determined by a court of competent jurisdiction, from which determination no appeal can be or is taken, to have resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to the Indemnifying Party any amounts previously expended by the Indemnifying Party hereunder) or (ii) are trading losses incurred by the Seller as part of its purchases or sales of shares of Common Stock pursuant to this Confirmation (unless the Purchaser has breached any agreement, term or covenant herein).
     Section 9.03 . Assignment and Transfer. Notwithstanding the Agreement, the Seller may assign any of its rights or duties hereunder to any one or more of its affiliates without the prior written consent of the Purchaser. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Seller to purchase, sell, receive or deliver any shares of Common Stock or other securities to or from the Purchaser, Seller may designate any of its affiliates to purchase, sell, receive or deliver such shares of Common Stock or other securities and otherwise to perform the Seller’s obligations in respect of this Transaction and any such designee may assume such obligations. The Seller may assign the right to receive Payment Shares to any third party who may legally receive Payment Shares. The Seller shall be discharged of its obligations to the Purchaser only to the extent of any such performance. For the avoidance of doubt, Seller hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Seller’s obligations in respect of this Transaction are not completed by its designee, Seller shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.
     Section 9.04 . Calculation Agent. Whenever the Seller or Calculation Agent is required to act or to exercise judgment in a any way with respect to this Transaction, it will do so in good faith and in a commercially reasonable manner.
     Section 9.05 . Non-confidentiality. The Seller and the Purchaser hereby acknowledge and agree that subject to Section 6.03 each is authorized to disclose every aspect of this Confirmation and the transactions contemplated hereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.
     Section 9.06 . Unenforceability and Invalidity. To the extent permitted by law, the unenforceability or invalidity of any provision or provisions of this Confirmation shall not render any other provision or provisions herein contained unenforceable or invalid.
     Section 9.07 . Securities Contract. The parties hereto agree and acknowledge as of the date hereof that (i) the Seller is a “financial institution” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”) and (ii) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protection of Sections 362(b)(6) and 555 of the Bankruptcy Code.
     Section 9.08 . No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement, or any other agreement between the parties, to the contrary, the obligations of the Purchaser hereunder are not secured by any collateral. Obligations under this Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under this Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
     Section 9.09 . Equity Rights. The Seller acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of holders of Common Stock in the event of the Purchaser’s bankruptcy.
     Section 9.10 . Notices. Unless otherwise specified herein, any notice, the delivery of which is expressly provided for in this Confirmation, may be made by telephone, to be confirmed in writing to the address below. Changes to the information below must be made in writing.
     (a)  If to the Purchaser:
Harman International Industries, Incorporated
1101 Pennsylvania Ave., N.W., Suite 1010
Washington, D.C. 20004
Attention:  Robert Ryan
Title:  Vice President, Treasurer
Telephone No:  (202) 662-2215
Facsimile No:   (202) 393-3064
E-mail: rryan@harman.com
     (b)  If to the Seller:
JPMorgan Chase Bank, National Association
c/o J.P. Morgan Securities Inc.
277 Park Avenue
New York, NY 10172
Attention: Eric Stefanik
Title: Operations Analyst
EDG Corporate Marketing
Telephone No: (212) 622-5814
Facsimile No: (212) 622-8534

     Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely, J.P. MORGAN SECURITIES INC., as agent for JPMorgan Chase Bank, National Association, London Branch
By:	/s/ James F. Smith
	Name:	James F. Smith
	Title:	Executive Director

Confirmed as of the date first above written: HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:	/s/ Robert Ryan
	Name:	Robert Ryan
	Title:	Vice President, Treasurer